Exhibit 99.1

Prospect Global Provides Update on Bankable Feasibility Progress

Preliminary results consistent with earlier tests; detailed geological profile emerging; drilling to continue in phases in 2013

DENVER, CO, Dec. 13, 2012 – Prospect Global Resources Inc. (NASDAQ: PGRX) (“Prospect Global”) today announced an update on the third phase of drilling in pursuit of its bankable feasibility study.

Prospect Global has begun drilling for a third series of potash development wells in the Holbrook Basin, in Apache County, Arizona.  Preliminary results are very consistent with those of 2011 and earlier 2012, indicating quality potash zones with low impurities. Prospect Global refined its disciplined potash coring procedures during its Phase 1 and Phase 2 drilling in 2011 and the first half of 2012, respectively.   These wells are designed to increase confidence in “measured and indicated” resources, which can ultimately be converted to “proven and probable” reserves.  Wells are drilled in dual completion — that is, the upper and lower parts of the well are encased with steel to ensure hole control but more importantly to eliminate the chance of contamination of the potash cores. The Company has drilled and cored 22 holes.

The Company extracted high-quality core samples, for which the assay analyses show a flat-lying potash resource with minimal faulting.  These core samples allow the Company to define the geological profile of the potash and outline its lateral continuity.  Core samples are critical to optimizing the mine plan with rock mechanics testing and maximizing the processing-plant recovery with metallurgical testing.  The ongoing acquisition of data will enhance and validate the Company’s operational assumptions as it prepares its definitive feasibility study.

PGRX was able to capitalize on existing drill-hole data from historical exploration wells drilled in the 1960s and 1970s.  This data was used to calculate the mineral resource and to identify new drill-hole locations.  The Phase 1 and Phase 2 drill programs confirmed and enhanced these historical results.  The Phase 3 drill program is predominantly infill drill holes focused on converting the Company’s

“inferred” resource to the higher-confidence classifications of “measured and indicated” resource.

Drilling will continue in phases during 2013.

With the exception of historical matters, the matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding current and future classification of our potash resources and development of our potash mining facility.  Factors that could cause actual results to differ materially from projections or estimates include, among others, potash prices, economic and market conditions, and the additional risks described in Prospect Global’s filings with the SEC, including Prospect Global’s Annual Report on Form 10-K for the year ended March 31, 2012. Most of these factors are beyond Prospect Global’s ability to predict or control. The forward looking statements are made as of the date hereof and, except as required under applicable securities legislation, Prospect Global does not assume any obligation to update any forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements.

About Prospect Global Resources, Inc. [PGRX]:

Prospect Global Resources Inc. is a Denver-based company engaged in the exploration and development of a large, high-quality potash deposit located in the Holbrook Basin of eastern Arizona.

SOURCE: Prospect Global Resources, Inc.

CONTACT: Thomas Mulligan, Sitrick And Company, +1-212-573-6100